Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-136090) of Wyndham Worldwide Corporation on Form S-8 of our report, dated June 20, 2012, on our audit of the financial statements and supplemental schedules of the Wyndham Worldwide Corporation Employee Savings Plan as of and for the year ended December 31, 2011, which report is included in this annual report on Form 11-K filed on or about June 20, 2012.

/s/ EISNERAMPER LLP

Edison, New Jersey

June 20, 2012